Exhibit 99.1

Sanara MedTech Inc. Announces Third Quarter 2022 Results

FORT WORTH, TX / GLOBENEWSWIRE / November 14, 2022 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a provider of products and technologies for surgical and chronic wound care dedicated to improving patient outcomes, announced today its strategic, operational and financial results for the quarter ended September 30, 2022.

Zach Fleming, Sanara’s CEO, stated, “The third quarter of 2022 was another revenue record for Sanara, as well as, for our historical business before we acquired Scendia Biologics. These strong results were driven by increased recognition of the value that our products provide to patients, as well as the hard work of our entire team. During the third quarter, we worked to integrate Scendia into the Company and, subsequent to quarter end, we announced the formation of a new chronic wound care partnership with InfuSystem Holdings, Inc. (“InfuSystem”). We look forward to further integrating Scendia into our business and working with InfuSystem to continue to provide highly efficacious solutions to patients and providers that improve outcomes and reduce costs of care.”

Third Quarter 2022 and Other Recent Strategic and Operational Highlights (Unaudited)

●	Generated over $4 million of revenue in a single month for the first time

●	Increased the number of facilities where CellerateRX is approved to be sold to 1,593

●	During the trailing twelve-month period, CellerateRX was sold in 662 facilities across 28 states (including facilities where CellerateRX was sold by Sanara in the trailing twelve-month period as well as sales by Scendia since our acquisition of Scendia on July 1, 2022)

●	The Company completed its acquisition of Scendia

●	Subsequent to the end of the quarter, the Company announced a partnership with InfuSystem focused on delivering a complete wound care solution targeted at improving patient outcomes, lowering the cost of care, and increasing patient and provider satisfaction

●	Subsequent to the end of the quarter, the Company submitted to the FDA a 510(k) premarket notification for BIASURGE, the Company’s sterile BIAKŌS product for use in surgical settings

Third Quarter 2022 Consolidated Financial Results (Unaudited)

●	Net Revenues. For the three months ended September 30, 2022, the Company generated net revenues of $13.0 million compared to net revenues of $5.8 million for the three months ended September 30, 2021 representing a 124% increase from the prior year period. For the nine months ended September 30, 2022, net revenues totaled $30.5 million compared to net revenues of $17.1 million for the nine months ended September 30, 2021, representing a 78% increase from the prior year period. Third quarter and year-to-date 2022 revenues included $3.0 million of Scendia sales. The higher net revenues in 2022 were primarily due to additional revenues as a result of the Scendia acquisition, increased sales of surgical wound care products as a result of our increased market penetration and geographic expansion, and our continuing strategy to expand our independent distribution network in both new and existing U.S. markets.

●	Cost of goods sold. Cost of goods sold for the three months ended September 30, 2022, was $2.2 million, compared to cost of goods sold of $0.5 million for the three months ended September 30, 2021. The higher cost of goods sold was due to higher organic sales volume in 2022 and due to our acquisition of Scendia, which added $1.1 million of cost of goods sold during the three months ended September 30, 2022. Cost of goods sold for the nine months ended September 30, 2022 was $4.0 million, compared to cost of goods sold of $1.5 million for the nine months ended September 30, 2021. The increases over the prior year periods were primarily due to higher organic sales volume in 2022 and added cost of goods sold related to our acquisition of Scendia. Gross margins were approximately 87% and 91% for the nine months ended September 30, 2022 and 2021, respectively. The lower gross margins in 2022 were primarily due to lower margins realized on sales of Scendia products.

●	Selling, general and administrative (“SG&A”) expenses. SG&A expenses for the three months ended September 30, 2022, were $12.1 million, as compared to $6.9 million for the three months ended September 30, 2021. Third quarter 2022 SG&A expenses included $1.5 million of costs related to Scendia operations. SG&A expenses for the nine months ended September 30, 2022, were $31.9 million compared to SG&A expenses of $18.9 million for the nine months ended September 30, 2021. The higher SG&A expenses in 2022 were primarily due to higher direct sales and marketing expenses, which accounted for $9.4 million, or 72% of the increase compared to prior year. The higher direct sales and marketing expenses were primarily attributable to an increase in sales commissions of $5.7 million as a result of higher product sales, and $1.8 million of increased costs as a result of sales force expansion and operational support. Costs related to travel and in-person promotional activities increased by $1.0 million in 2022 compared to 2021 due to the resumption of many in-person activities that were cancelled or postponed in 2021 as a result of the COVID-19 pandemic. The increase in 2022 SG&A expenses was also partly attributable to increased noncash equity compensation and higher payroll costs related to the mid-year addition of the Rochal Industries, LLC workforce in July 2021.

●	Research and development (“R&D”) expenses. R&D expenses for the three months ended September 30, 2022, were $1.1 million compared to $0.04 million for the three months ended September 30, 2021. R&D expenses for the nine months ended September 30, 2022, were $2.3 million compared to $0.3 million for the nine months ended September 30, 2021. R&D expenses for the nine months ended 2022 included $1.7 million of costs related to our newly acquired Precision Healing Inc. (“Precision Healing”) multispectral imager and biomarker assay for assessing patient wound and skin conditions. The higher R&D expenses in 2022 were also partly due to several new development projects for our currently licensed products.

●	Loss before income taxes. The Company had a loss before income taxes of $3.2 million for the three months ended September 30, 2022, compared to a loss before income taxes of $2.0 million for the three months ended September 30, 2021. For the nine months ended September 30, 2022, The Company had a loss before income taxes of $9.8 million compared to a loss before income taxes of $4.4 million for the nine months ended September 30, 2021. The higher loss in 2022 was due to increased SG&A costs, higher R&D expenses, and higher amortization of our acquired intangibles.

●	Net loss. The Company had a net loss of $1.5 million for the three months ended September 30, 2022, compared to a net loss of $2.0 million for the three months ended September 30, 2021. For the nine months ended September 30, 2022, The Company had a net loss of $3.9 million, compared to a net loss of $4.4 million for the nine months ended September 30, 2021. Included in our net loss for the three and nine months ended September 30, 2022 was the recognition of non-cash income tax benefits of $1.7 million and $5.8 million, respectively. The income tax benefits recognized were due to a reduction of the Company’s valuation allowance on its deferred tax assets in connection with deferred tax liabilities generated in the Precision Healing and Scendia transactions.

The Company will host a conference call on Tuesday, November 15, 2022, at 9:00 a.m. Eastern Time. The toll-free number for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 729545. A telephonic replay of the conference call will be available through Tuesday, November 29, 2022, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 46974.

A live webcast of Sanara’s conference call will be available under the Investor Relations section of the Company’s website, www.SanaraMedTech.com. A one-year online replay will be available after the conclusion of the live broadcast.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops wound and skincare products for use by physicians and clinicians in hospitals, clinics, and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG™ Tissue Repair Graft and FORTIFY FLOWABLE™ Extracellular Matrix as well as a portfolio of advanced biologic products focusing on AMPLIFY™ Verified Inductive Bone Matrix, ALLOCYTE™ Advanced Cellular Bone Matrix, BiFORM® Bioactive Moldable Matrix and TEXAGEN™ Amniotic Membrane Allograft to the surgical market. In addition, the following products are sold to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL™ Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement, and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expect,” “forecasts,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the ability to successfully integrate Scendia into Sanara’s business; the development of new products, the regulatory approval process and expansion of the Company’s business. These items involve risks, contingencies and uncertainties such as the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-05 24

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.